UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 11, 2017

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

201 NW 10th, Suite 200 Oklahoma City, Oklahoma	73103
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (405) 278-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.	Entry into a Material Definitive Agreement.
On May 11, 2017, Blueknight Energy Partners, L.P. (the “Partnership”) entered into a Second Amended and Restated Credit Agreement (the “New Credit Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent, and the several lenders from time to time party thereto.
The New Credit Agreement amends and restates the Partnership’s existing senior secured credit facility. The New Credit Agreement permits the Partnership to borrow up to $450.0 million on a revolving credit basis, and the maturity date of the New Credit Agreement is May 11, 2022. Upon the closing of the New Credit Agreement, the Partnership had approximately $307.6 million of outstanding borrowings and $1.5 million of outstanding letters of credit under the New Credit Agreement, leaving the Partnership with approximately $140.9 million available commitments for additional borrowings and letters of credit under the New Credit Agreement, although the Partnership’s ability to borrow such funds may be limited by the financial covenants in the New Credit Agreement. In connection with entering into the New Credit Agreement, the Partnership paid certain upfront fees to the lenders thereunder, and the Partnership paid certain arrangement and other fees to the arrangers and agents of the New Credit Agreement.
    The New Credit Agreement is guaranteed by substantially all of the Partnership’s existing subsidiaries. Obligations under the New Credit Agreement are secured by first priority liens on substantially all of the Partnership’s assets and those of the guarantors.
The New Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its revolving commitment thereunder, subject to an aggregate maximum of $600.0 million for all loan commitments under the New Credit Agreement.
The Partnership may prepay all loans under the New Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The New Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, property or casualty insurance claims, and condemnation proceedings, unless the Partnership reinvests such proceeds in accordance with the New Credit Agreement, but these mandatory prepayments will not require any reduction of the lenders’ commitments under the New Credit Agreement.
Borrowings under the New Credit Agreement bear interest, at the Partnership’s option, at either the reserve-adjusted eurodollar rate (as defined in the New Credit Agreement) plus an applicable margin that ranges from 2.0% to 3.0% or the alternate base rate (the highest of the agent bank’s prime rate, the federal funds effective rate plus ½ of 1%, and the 30-day eurodollar rate plus 1%) plus an applicable margin that ranges from 1.0% to 2.0%. The Partnership pays a per annum fee on all letters of credit issued under the New Credit Agreement, which fee equals the applicable margin for loans accruing interest based on the eurodollar rate, and the Partnership pays a commitment fee ranging from 0.375% to 0.5% on the unused commitments under the New Credit Agreement. The applicable margins for the Partnership’s interest rate, the letter of credit fee and the commitment fee vary quarterly based on the Partnership’s consolidated total leverage ratio (as defined in the New Credit Agreement, being generally computed as the ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges).
The New Credit Agreement includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.
Prior to the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior notes previously or concurrently issued) that equals or exceeds $200.0 million, the maximum permitted consolidated total leverage ratio is 4.75 to 1.00; provided that the maximum permitted consolidated total leverage ratio will be 5.25 to 1.00 for certain quarters based on the occurrence of a specified acquisition (as defined in the New Credit Agreement, but generally being an acquisition for which the aggregate consideration is $15.0 million or more). The acquisition of the nine asphalt terminals from Ergon in October 2016 qualified as a specific acquisition.

From and after the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior notes previously or concurrently issued) that equals or exceeds $200.0 million, the maximum permitted consolidated total leverage ratio is 5.00 to 1.00; provided, that, from and after the fiscal quarter ending immediately preceding the fiscal quarter in which a specified acquisition occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such acquisition occurred, the maximum permitted consolidated total leverage ratio is 5.50 to 1.00.
The maximum permitted consolidated senior secured leverage ratio (as defined in the New Credit Agreement, but generally computed as the ratio of consolidated total secured debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 3.50 to 1.00, but this covenant is only tested from and after the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior previously or concurrently issued) that equals or exceeds $200.0 million.
The minimum permitted consolidated interest coverage ratio (as defined in the New Credit Agreement, but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest expense) is 2.50 to 1.00.
In addition, the New Credit Agreement contains various covenants that, among other restrictions, limit the Partnership’s ability to:

•	create, issue, incur or assume indebtedness;

•	create, incur or assume liens;

•	consummate mergers or acquisitions;

•	sell, transfer, assign or convey assets;

•	repurchase the Partnership’s equity, make distributions to unitholders and make certain other restricted payments;

•	make investments;

•	modify the terms of certain indebtedness, or prepay certain indebtedness;

•	engage in transactions with affiliates;

•	enter into certain hedging contracts;

•	enter into certain burdensome agreements;

•	change the nature of the Partnership’s business; and

•	make certain amendments to the Partnership’s partnership agreement.

The New Credit Agreement permits the Partnership to make quarterly distributions of available cash (as defined in the Partnership’s partnership agreement) to unitholders so long as, on a pro forma basis after giving effect to such distributions (i) the Partnership is in compliance with its financial covenants under the New Credit Agreement and (ii) no default exists under the New Credit Agreement.
In addition to other customary events of default, the New Credit Agreement includes an event of default if (i) Blueknight General Partners G.P., L.L.C. (the “General Partner”) ceases to own 100% of the Partnership’s general partner interest or ceases to control the Partnership, or (ii) Ergon, Inc. ceases to own and control 50.0% or more of the membership interests of the General Partner.
If an event of default relating to bankruptcy or other insolvency events occurs with respect to the General Partner or the Partnership, all indebtedness under the New Credit Agreement will immediately become due and payable. If any other event of default exists under the New Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the New Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the New Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.
If any default occurs under the New Credit Agreement, or if the Partnership is unable to make any of the representations and warranties in the New Credit Agreement, the Partnership will be unable to borrow funds or have letters of credit issued under the New Credit Agreement.

The description set forth above is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

EXHIBIT NUMBER		DESCRIPTION

10.1	—
Amended and Restated Credit Agreement, dated as of May 11, 2017, by and among the Partnership, Wells Fargo Bank, National Association, as Administrative Agent, and the several lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

		By:	Blueknight Energy Partners G.P., L.L.C
its General Partner

Date:	May 12, 2017	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

10.1	—
Amended and Restated Credit Agreement, dated as of May 11, 2017, by and among the Partnership, Wells Fargo Bank, National Association, as Administrative Agent, and the several lenders from time to time party thereto.